America One



                        PROGRAM LICENSE AGREEMENT

THIS PROGRAMMING AGREEMENT ("Agreement") is between VOTH Network, Inc. dba America One Television ("Network") with offices at 6125 Airport Freeway, Ft. Worth, Texas 76117 and Access Media. ("Licensor").


1.  PROGRAM(S):   The MovieTime Showcase

2.  RIGHTS:
            Exclusive:
            Non-Exclusive:  X


3.  TERM OF AGREEMENT:

          Effective Date:         10/1/2003
          Termination Date:       7/31/2004

4.  LICENSOR:     Attn.: Roger Smith      Phone: 323-692-0544
                  Fax: 323-692-0545
                  E-mail: rnsmith@obn-tv.com

                  Billing Address: 4322 Wilshire Blvd., Suite 200
                                     Los Angeles, CA 90010

5.  NETWORK: America One.

6.  DATE OF DELIVERY OF PROGRAM: Programs to be supplied by satellite downlink.

       Programming Administrator, America One Television

       6125 Airport Freeway,   Ft. Worth, Texas 76117

       Phone:  682-432-0338  Fax: 682-647-2058

7. FORMAT:  The Programs (and any commercial spots) to be provided within satellite downlink.

8. PAYMENT TERMS: The Licensor will provide programs on a barter basis.

9. PROGRAM SCHEDULE: Network will schedule programs at its sole discretion, with an option to repeat.

10. COMMERCIAL SPOTS: .	(per half hour)	Licensor:		2:30
                                             Affiliate:              2:00
                                             Network:                2:30
                                   Total minutes           7:00

11. LENGTH OF PROGRAM: (2 hours)	Commercial Time: 	28:00
                                        Content Time:         1:32:00
                                        Running Time:         2:00:00
Omni Movies 9/23/2003


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12. ADDITIONAL TERMS:

- Licensor is supplying Programs on an non exclusive traditional and non-traditional broadcast rights basis..
- America One Television will provide statements and an affidavit of performance at the end of each month.

13. TERMS AND CONDITIONS: The Terms and Conditions set out in the attached Exhibit "A" are a part of this Agreement





AGREED TO AND ACCEPTED:

("Network")                                     ("Licensor")
VOTH Network, Inc., dba America One Television  Omni Broadcasting Network, Inc.

By:	VOTH Network, Inc


By:   /s/ Joe Ward
                                      By:  /s/ Roger Neal Smith
Name:  Joe Ward
                                      Name:    Roger Neal Smith
Title:  General Manager
                                      Title:  Chief Executive Officer


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                           EXHIBIT "A"
          TERMS AND CONDITIONS TO PROGRAM LICENSE AGREEMENT


A-1. GRANT:   Licensor hereby grants to Network the right and license to distribute, transmit, broadcast, advertise, promote, project and perform the Program(s) listed in this Agreement through it's affiliates, on broadcast an cable television only. The aforementioned rights and license is limited to the United States, and its possessions. Network will provide Licensor a list of affiliates that are carrying Licensors programming. Licensor may list these individual stations as clearing the program as long as such listing identifies such stations as being affiliates of America One.

A-2. PROMOTIONAL MATERIALS: Upon execution of this agreement, Licensor will provide Network with all available promotional materials for the Program(s) including trailers and promos (to be delivered on Beta SP), press material, and one sheets. Network shall have the right to authorize others to advertise and promote the program(s).

A-3. DELIVERY REQUIREMENTS (TAPE):

     Network shall receive Program from satellite downlink. Licensor shall provide satellite coordinates. Licensor shall provide all relevant equipment required to receive the satellite downlinks.

A-4. PAYMENTS: Where applicable, Licensor shall pay one month's payments in advance to Network prior to broadcast of the program(s). Each party shall each have available to it only the number of Commercial Spots within each Program as set forth in this Agreement.

A-5. LICENSORS COMMERCIAL SPOTS:

(a) Unless otherwise noted, all licensors commercial spots will be embedded in the program tape.

(b) In the event commercials are provided separately, they shall be delivered no less than three business days in advance and shall be delivered on Beta SP format.

(c) Network, with prior notification to Licensee, may refuse any Direct Response, Public Information, or commercial advertisement that is deemed in violation of FCC standards for terrestrial broadcasting or deemed inappropriate material for the Networks broadcast, production and content standards, including, but not limited to content that includes nudity, profanity, firearms, pornography, or any other products, services, or content which may be deemed fraudulent, or inappropriate material for general public access.

A-6. REPRESENTATIONS AND WARRANTIES: Licensor represents and warrants to
     Network that:

(a) it has the right to enter into this Agreement and to grant the rights herein granted to Network free and clear of all liens and encumbrances;

(b) the exercise by Network of any of the rights herein granted to it will not violate or infringe the copyright (including music performance rights), trademark, service mark, trade name, patent, literacy, intellectual, artistic or dramatic right, right of privacy or civil, property or any other rights whatsoever of any person or entity; and

(c) Licensor has paid or shall pay any and all residuals, including all necessary music title and performance rights, reuse, and other fees or compensation of any kind, however denominated, which are due or may be come due by reason of Network's full exercise of any and all of its rights hereunder.

A-7. INDEMNIFICATION:   Licensor shall indemnify, defend, and hold
     harmless the Network and its agents, contractors, officers, directors, employees, partners, affiliates, representatives, and broadcast affiliates to the fullest extent allowed by law, from and against all losses, claims, damages, liabilities, expenses, including, without limitation, reasonable attorneys' fees based upon, relating to, or arising out of (i) claims arising out of the information contained in or linked to any Program or other information supplied by Licensor or its agents or representatives,
     (ii) actions or claims that the Programs are not owned by Licensor,
     (iii) claims for infringement upon any patent, trademark, service mark, copyright, trade name, trade secret, right of publicity, right to broadcast or rebroadcast, or other proprietary right or interest of a third party relating to the Program, (iv) actions taken by governmental agencies and/or industry or trade associations for advertisements not conforming to any applicable law and/or voluntary agreement, (v) actions or claims brought by ASCAP, BMI, or SESAC or other licensing groups in connection with the Programs, and
     (vi) breach of any representation or warranty made by Licensor or



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     its agents or representatives.  The obligations under this paragraph shall survive any termination of this Agreement unless specifically released in a writing executed by both parties.




A-8. FORCE MAJEURE: If because of act of God, inevitable accident; fire;
     lockout, strike or other labor dispute;
     riot or civil commotion; act of governmental instrumentality (whether federal, state or local); failure in whole or in part of technical facilities; failure or broadcast facilities, technical or programming difficulties, or other causes beyond Network's reasonable control Network fails to fully perform hereunder, the same shall not constitute a breach of this Agreement by Network, and Network will not be liable to Licensor for such failure to perform.

A-9. CANCELLATION: Either party may cancel this Agreement under normal circumstances by delivering to the other party, or their designated representative, thirty (30) days prior notice in writing. However, Network shall have the right to cancel this Agreement immediately by the most expedient means of communications to Licensor in the event that Licensor fails to timely perform any one or all of its responsibilities enumerated else where in the Agreement. Any cancellation of this Agreement shall be prospective only and shall not affect the Network's perpetual rights to any Program (s) delivered prior to the effective date of such cancellation.



A-10. MISCELLANEOUS:

(a) Both Network and Licensor shall give mention and/or credit to other party in all press releases or publicity concerning the Program(s).

(b) Network may use and authorize the use in any media of the names, logos, trade names, trademarks, service marks and other intellectual property of Licensor and other entities or individuals participating in the Program, and the names, likenesses and voices of, and biographical information concerning, all athletes, contestants, players, coaches, managers, actors and others connected with the Program to broadcast, advertise, promote and publicize the Program. Network shall at no time replace or cover up in any way the Omni Broadcasting Network logo (Bug) in any of Licensor's programming., however, notwithstanding the foregoing, Network, at its sole discretion, reserves the right to place America One network logo
      (Bug) in all programming.

(c) If either party decides to seek any recourse, action or claim to which it is entitled under or by reason of this Agreement, both parties agree that such recourse, action or claim shall extend only to Network and Licensor, and not to any of Network's partners (limited, general or otherwise), owners, or affiliates.

(d) The prevailing party in any litigation (or arbitration to which the parties may hereafter agree) between the parties arising out of or relating to the interpretation, application or enforcement of any provision of this Agreement shall be entitled to recover all of its reasonable attorneys' fees (including an allocable portion of in-house attorneys' fees if any) and costs, including, but not limited to, costs and attorneys' fees related to or arising out of any trial or appellate proceedings. Both parties agree to submit to binding arbitration as the sole recourse to settle any disputes.

(e) This Agreement is made and delivered in Ft. Worth, Texas and shall be governed by and construed in accordance with the laws of the State of Texas (without regard to Texas' choice of law rules). Any delay or waiver (whether due to course of dealing or otherwise) of any right or remedy by Network shall not act as a waiver of any other right or remedy available to Network.

(f) This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement or understanding, and may not be altered, amended, or otherwise modified except by an instrument in writing executed by both parties.

 (g) The invalidity of any provision of this Agreement will not affect the validity of any other provision of this Agreement, but both parties must negotiate in good faith the equitable modification of any provision held to be invalid. No provision of this Agreement is intended or shall be construed to provide or create any third party beneficiary right. Additionally, this Agreement does not create, and shall not be construed to create, any joint venture, partnership, principle-agent, or any other similar relationship between the parties or their owners.

(h) Licensor acknowledges that, except as specifically set forth in this Agreement, the Network has not made, does not make, and specifically negates and disclaims any representations, warranties, promises, covenants, agreements, or guarantees of any kind or character whatsoever, whether express or implied, oral or written, of, as to, concerning, or with respect to (i) the subject matter of this Agreement, (ii) the amount of any projected revenues, or
      (iii) Network's affiliates. This paragraph shall survive the expiration or earlier termination of this Agreement.



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(i)   Unless otherwise specifically stated in this Agreement,
      (i) it shall be up to the sole discretion of the Network in its good faith business judgment, to select the placement (e.g., time, duration, and location) of any Program on the Program Schedule,
      (ii) Network shall make revisions to the Program Schedule as it deems appropriate, and (iii) all commercials must be delivered at the same time the Program is delivered to Network (iv) Network, after first notifying Licensor, may edit and/or preempt any program that is in violation of FCC standards for terrestrial broadcasting or deemed inappropriate material for the Networks broadcast, production and content standards , including, but not limited to programs shot on VHS, SVHS, Hi 8, Digital 8,DV Mini DV, or any other non broadcast standard, and content that includes but not limited to nudity, profanity, firearms, pornography, or any other products, services, or content which may be deemed inappropriate material for general public access.

(j) Licensor agrees that the terms and conditions of this Agreement will be kept confidential by it and its agents, employees, and affiliates, and, except as may be required by law, will not be disclosed in any manner whatsoever, in whole or in part, without the prior written consent of the Network.


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